EXHIBIT 21.1

AIR LEASE CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

Name of Company/Jurisdiction of Incorporation or Formation	Percentage of Voting Securities Owned by the Registrant or a Subsidiary of the Registrant
Delaware
ALC Warehouse Borrower, LLC	100